Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q2 Results

Georgetown, Mass., August 2, 2012.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.7 million or $0.39 per diluted common share outstanding for its second quarter ended June 30, 2012, consistent with net income of $2.7 million or $0.39 per diluted common share outstanding for the same period in 2011.  Sales for the second quarter of 2012 were $33.7 million, slightly higher than 2011 second quarter sales of $33.5 million.  Net income for the six-month period ended June 30, 2012, was $5.1 million or $0.72 per diluted common share outstanding compared to net income of $4.9 million or $0.70 per diluted common share outstanding for the same period of 2011.  Sales for the six-month period ended June 30, 2012, were $65.6 million or 1% higher than sales of $65.0 million in the same period of 2011.

“I am pleased with our results,” said R. Jeffrey Bailly, Chairman & CEO.  “Sales were flat for the quarter, but last year’s second quarter included nearly $2.2 million in revenue from our long-running molded natural fiber door panel program for the Mercedes M-class SUV, which ended in June 2011. Excluding those sales from last year’s results, our quarter-over-quarter revenues grew 7.4%.”

“UFP’s diversity continues to be a powerful asset in changing market conditions,” Bailly added. “For example, an anticipated reduction in military spending will likely be painful for several competitors in that space.  But we can apply the resources and capacity freed up by a military slowdown to meet rising demand in other areas, such as medical sales. We are also continuing to invest in new systems, infrastructure, and equipment to improve efficiency and take our company to the next level. These investments include new state-of-the-art equipment at our Iowa facility to meet the strong demand for our molded fiber products.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace & defense, electronics, consumer, and industrial markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the military and medical markets, potential effects those trends may have on the Company and its competitors, the relative strengths of the Company and its competitors to address those trends, including with regard to resources and manufacturing capacity, the Company’s ability to offset lost revenues, expectations regarding customer demand for the Company’s molded fiber product line, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product line, its acquisition strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, the effects of the conclusion of the large automotive door panel program, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	(Unaudited)
	Three Months Ended		Six Months Ended
	30-Jun-12	30-Jun-11	30-Jun-12	30-Jun-11
Net sales	$33,673	$33,501	$65,625	$65,005
Cost of sales	23,982	23,498	46,733	46,200
Gross profit	9,691	10,003	18,892	18,805
SG&A	5,392	5,686	10,910	11,412
Gain on sale of assets	(7)	—	(12)	(834)
Operating income	4,306	4,317	7,994	8,227
Interest expense, other income & expenses	(14)	(12)	(32)	(10)
Income before income taxes	4,292	4,305	7,962	8,217
Income taxes	1,545	1,602	2,866	2,881
Net income from consolidated operations	2,747	2,703	5,096	5,336
Net income attributable to noncontrolling interests	—	(1)	—	(429)
Net income attributable to UFP Technologies, Inc.	$2,747	$2,702	$5,096	$4,907
Weighted average shares outstanding	6,694	6,466	6,641	6,430
Weighted average diluted shares outstanding	7,055	6,982	7,046	6,974
Per Share Data
Net income per share outstanding	$0.41	$0.42	$0.77	$0.76
Net income per diluted share outstanding	$0.39	$0.39	$0.72	$0.70

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Jun-12	31-Dec-11
	(unaudited)
Assets:
Cash	$29,237	$29,849
Receivables, net	16,394	15,619
Inventories	9,919	9,759
Other current assets	2,592	2,814
Net property, plant, and equipment	17,055	13,346
Other assets	8,666	8,334
Total assets	$83,863	$79,721
Liabilities and equity:
Short-term debt	$581	$581
Accounts payable	3,481	3,344
Other current liabilities	5,173	5,540
Long-term debt	5,348	5,638
Other liabilities	2,853	2,633
Total liabilities	17,436	17,736
Total equity	66,427	61,985
Total liabilities and stockholders’ equity	$83,863	$79,721